AMENDED AND RESTATED
 SHAREHOLDER SERVICING PLAN

WHEREAS, Schwartz Investment Trust (“Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan (the “Plan”) on behalf of the mutual funds set forth on Schedule A to the Plan (the “Funds”) and the Board of Trustees, including a majority of the Qualified Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each Fund and its shareholders;

NOW THEREFORE, the Funds hereby adopt the Plan on the following terms and conditions:

Section 1. As used in this Plan, (a) the term “interested person” shall have the meaning given it in the 1940 Act and the rules and regulations thereunder, subject to such exemption or interpretation as may be provided by the Securities and Exchange Commission or the staff thereof, and (b) the term “Qualified Trustees” shall mean the Trustees of the Trust who (i) are not “interested persons” of the Trust and (ii) have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.

Section 2.  The Trust, on behalf of each Fund, may execute and deliver written agreements based substantially on the form attached hereto as Appendix A or on any other form duly approved by the Trust’s Board of Trustees (“Agreements”) with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of shares of the Fund (“Servicing Agents”).  Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own shares of the Funds in consideration of a fee payable from the assets of the Funds, computed monthly in the manner set forth in the Funds’ then current prospectus, at the maximum annual rate computed as a percentage of the average daily net assets of each Fund (or class of shares of a Fund) as set forth on Schedule A to the Plan.  The Trust’s distributor, administrator and investment adviser, and their respective affiliates, are eligible to become Servicing Agents and to receive fees under the Plan.  All expenses incurred by a Fund in connection with the Agreements and the implementation of the Plan shall be borne entirely by such Fund.

Section 3.  The Trust’s officers shall monitor, or shall cause the Trust’s administrator to monitor, the arrangements pertaining to the Trust’s Agreements with Servicing Agents.

Section 4.  The Plan shall be effective (a) on the date upon which it is approved for by vote of a majority of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan, or (b) on the date a Fund commences operations, if such date is later.

Section 5.  Unless earlier terminated, the Plan shall continue in effect for a period of one year from its effective date and shall continue thereafter for successive annual periods, provided that the Plan is reapproved at least annually by vote of a majority of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such reapproval.

Section 6.  So long as the Plan is in effect, the Trust shall provide, or shall cause the Trust’s administrator to provide, to the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

Section 7.  The Plan may be amended at any time by the Trustees of the Trust, provided that any material amendment of the terms of the Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 5.

Section 8.  The Plan may be terminated with respect to any class at any time by vote of a majority of the Qualified Trustees.

Section 9.  While the Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of such Trustees who are not interested persons of the Trust.

Section 10.  Notwithstanding anything herein to the contrary, no Fund or class of shares shall be obligated to make any payments under the Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority.

Section 11.  The Trust shall preserve copies of the Plan, each Agreement, and each written report presented to the Trust’s Board of Trustees pursuant to Section 6 hereof, for a period of not less than six years from the date of the Plan, Agreement or report, as the case may be, the first two years in an easily accessible place.

Adopted by the Board of Trustees on April 26, 2013

Schedule A

Funds Subject to this Agreement	Maximum Annual Rate
(as a percentage of average net assets)

Ave Maria Catholic Values Fund	0.25% per annum
Ave Maria Growth Fund	0.25% per annum

APPENDIX A

FORM OF SHAREHOLDER SERVICING AGREEMENT

SHAREHOLDER SERVICING AGREEMENT

THIS SHAREHOLDER SERVICING AGREEMENT (“Agreement”), dated as of ____________, is made between Schwartz Investment Counsel, Inc. ("SICI"), a Michigan corporation, on behalf of the mutual funds set forth on Schedule A to this Agreement (the “Funds”), and ________________________, as shareholder servicing agent (“Servicing Agent”);

WHEREAS, shares of beneficial interest of the Funds (the “Shares”) may be purchased or redeemed through a broker/dealer or financial institution that has entered into a shareholder servicing agreement with SICI on behalf of the Funds; and

WHEREAS, the Servicing Agent wishes to facilitate purchases and redemptions of Shares by its customers (the “Customers”) and wishes to act as the Customers’ agent in performing certain administrative functions in connection with transactions in Shares and to provide related services to the Customers in connection with their investments in the Funds; and

WHEREAS, it is in the best interests of the Funds to make the services of the Servicing Agent available to the Customers who are or may become shareholders of the Funds;

NOW THEREFORE, SICI and the Servicing Agent hereby agree as follows:

1.	Appointment. The Servicing Agent hereby agrees to perform certain shareholder services with respect to the Funds. The Servicing Agent’s appointment is not exclusive.

2.	Services to be Performed.

2.1.	Shareholder Services. The Servicing Agent shall be responsible for:

(a)	establishing and maintaining accounts and records relating to Customers that invest in Shares;

(b)	answering Customer inquiries regarding account status and history, and the manner in which purchases, exchanges and redemptions of Shares may be effected;

(c)	assisting Customers in designating and changing dividend options (as available), account designations and addresses;

(d)	processing and verifying purchase, redemption and exchange transactions;

(e)	processing and verifying the wiring or other transfer of funds to and from Customer accounts in connection with Customer orders to purchase or redeem Shares;

(f)
furnishing (either separately or on an integrated basis with other reports sent to the Customer), or monitoring the furnishing of, account statements and confirmations of transactions in the Customer's account;

(g)	providing necessary personnel and facilities to establish and maintain Customer accounts and records and to provide the other services contemplated hereby;

(h)	providing such other shareholder liaison or related services as SICI or a Customer may reasonably request.

2.2.	Standards. The Servicing Agent shall act as agent for Customers only and shall have no authority to act as agent for SICI or the Funds.

3.
Fees.  As full compensation for the services described in Section 2 and expenses incurred by the Servicing Agent, the Servicing Agent may receive a fee.  This fee will be payable as agreed by SICI and the Servicing Agent as set forth on Schedule A to this Agreement, but no more frequently than monthly.  Notwithstanding anything herein to the contrary, SICI shall not be obligated to make any payments under this Agreement that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority.   Such fees constitute all fees to be paid to the Servicing Agent by SICI for providing the shareholder services contemplated hereby.

4.
Information Pertaining to the Shares.  The Servicing Agent and its officers, employees and agents are not authorized to make any representations concerning the Trust, the Funds or the Shares except to communicate to Customers accurately factual information contained in a Fund's prospectus and statement of additional information and objective historical performance information.  During the term of this Agreement, SICI agrees to furnish the Servicing Agent all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other materials the Funds distributes generally to shareholders of the Funds or the public.  SICI shall furnish or otherwise make available to the Servicing Agent such other information relating to the business affairs of the Funds as the Servicing Agent may, from time to time, reasonably request in order to discharge its obligations hereunder.

5.
Security.  The Servicing Agent represents and warrants that various procedures and systems that it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Servicing Agent’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate; and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

6.
Compliance with Laws.  The Servicing Agent shall comply with all applicable federal and state laws and regulations.  The Servicing Agent represents and warrants to SICI that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its charter documents and by-laws and all material contractual obligations binding upon the Servicing Agent.

7.
Force Majeure.  The Servicing Agent shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication systems or power supply.

8.
Indemnification.  To the extent that the Servicing Agent acts in good faith and without gross negligence or willful misconduct, Servicing Agent shall not be responsible for, and SICI shall indemnify and hold the Servicing Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of and attributable to all actions of Servicing Agent, its directors, officers and employees taken pursuant to this Agreement.  The Servicing Agent shall indemnify and hold SICI harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to the lack of good faith, gross negligence or willful misconduct of the Servicing Agent, its directors, officers and employees in the performance of the Servicing Agent’s obligations under this Agreement.

9.
Representations.  By your written acceptance of this Agreement, you represent, warrant and agree that:  (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive.

10.
Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by either party upon ninety (90) days written notice to the other party.

11.
Non-Exclusivity.  Nothing in this Agreement shall limit or restrict the right of the Servicing Agent to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.  Nothing in this Agreement shall limit or restrict the right of SICI to engage other broker/dealers or financial institutions to perform the same or similar services for their customers that invest in Shares.

12.
Amendments. This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall cancel and supersede any and all prior Shareholder Servicing Agreements or similar arrangements or contracts relating to the provision of shareholder services.  Any amendments to this Agreement shall be deemed accepted by you, and will take effect with respect to, and on the date of, any provision of shareholder services by you after the date set forth in any notice of amendment sent by us to you.

13.	Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Michigan.

14.
Anti-Money Laundering. SICI will rely on the performance of Servicing Agent with respect to obtaining, verifying, and recording information that identifies customers of Servicing Agent.  Servicing Agent agrees that it is responsible for complying with all applicable money laundering laws, regulations, and government guidance, including cash and suspicious activity reporting, customer identification and verification programs and recordkeeping requirements (collectively, “applicable AML laws”), for all of its customers, and Servicing Agent represents that it has adequate policies, procedures and internal controls in place to ensure compliance.  Servicing Agent will provide SICI or its designee, upon request and within a reasonable time, copies of its anti-money laundering compliance programs or materials, including policies and procedures for complying with the applicable anti-money laundering laws and regulations, “Know Your Customer” and/or customer identification policies and procedures, and procedures for identifying and reporting suspicious transactions.  Servicing Agent agrees that, if requested, it will certify annually to the Fund(s) that it has complied with all applicable AML laws.  Any such request for information shall not in any way be construed or impose any obligation upon SICI and/or the Fund(s) to review and ensure the accuracy or adequacy of any of Servicing Agent’s policies or procedures.

15.
Rule 22c-2. The following provisions apply to any Servicing Agent that has established an account with a Fund and submits trades on behalf of its customers through an omnibus account.  In such instances the Fund will not administer its frequent trading policies or redemption fee policies (if applicable) at the Fund account level.

1.
Agreement to Provide Information.  Servicing Agent agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged shares of the Fund through an account with Servicing Agent during the period covered by the request.

a.
Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.  The Fund acknowledges, however, that requests for transaction information older than 90 calendar days from the date of the Fund’s request may require a longer response time.

b.
Form and Timing of Response.  Servicing Agent agrees to transmit the requested information specified in Item 1 that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If Intermediary holds shares for the account of an indirect intermediary, Servicing Agent agrees to: (i) provide or arrange to provide (as defined below) to the Fund the requested information regarding Shareholders who hold an account with one of its indirect intermediaries or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, Shares of the Fund.  Servicing Agent additionally agrees to inform the Fund whether it plans to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

c.
Limitations on Use of Information. The Fund, its affiliates and agents shall not use the information received for marketing, competitive analysis, or any other similar purpose without the prior written consent of the Servicing Agent.  Each party will comply with all applicable federal and state laws, rules and regulations governing the privacy and confidentiality of Shareholder information disclosed pursuant to Rule 22c-2.

2.
Agreement to Restrict Trading.  Servicing Agent agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder for accounts on the Servicing Agent’s books and records that have been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through the Servicing Agent’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

a.
Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.	Timing of Response. Servicing Agent agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Servicing Agent.

c.
Confirmation by Servicing Agent.  Servicing Agent must provide written confirmation to the Fund that instructions have been executed.  Servicing Agent agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

3.	Definitions. For purposes of this section:

a.	The term “Funds” includes the Fund Agent and the Funds’ transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

b.
The term “provide or arrange to provide” means if the record keeping is not done on the books and records of Servicing Agent, Servicing Agent will provide the information request to its indirect intermediary and will use its best efforts to assist the Fund or Fund Company in obtaining the requested information from its indirect intermediary.

c.
The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Servicing Agent.

d.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Servicing Agent in nominee name.

e.	The term “written” includes electronic writings and facsimile transmissions.

f.	The term “purchase” does not include the automatic reinvestment of dividends.

16.
Each party agrees that any Non-Public Personal Information, as the term is defined in Securities and Exchange Commission S-P (“Reg S-P”), may be disclosed by a party hereunder only for the specific purpose of permitting the other party to perform services set forth in this Agreement.  Each party agrees that with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any party except to the extent required to carry out the services set forth in this agreement or as required by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.

SCHWARTZ INVESTMENT COUNSEL, INC.

By:
Name:
Title:

By:
Name:
Title: